Exhibit 8(c)v

FIRST AMENDMENT TO THE
FUND PARTICIPATION AGREEMENT

THIS FIRST AMENDMENT (the “Amendment”) to the Fund Participation Agreement is made as of this 7th day of August, 2018 (the “Effective Date”), by and between MEMBERS LIFE INSURANCE COMPANY, COLUMBIA FUNDS VARIABLE SERIES TRUST II, COLUMBIA MANAGEMENT INVESTMENT ADVISERS, LLC and COLUMBIA MANAGEMENT INVESTMENT DISTRIBUTORS, INC. (each a “Party” and collectively the “Parties”).

WHEREAS, the Parties entered into a Fund Participation Agreement dated December 15, 2015 (the “Agreement”); and

WHEREAS, the Parties now desire to amend the Agreement.

NOW, THEREFORE, the Parties agree to the following:

1.	Exhibit A of the Agreement is hereby deleted in its entirety and replaced with Exhibit A attached hereto.

2.
Except to the extent modified by this Amendment, the remaining provisions of the Agreement will remain in full force and effect. In the event of a conflict between the provisions of the Agreement and those of this Amendment, the Amendment will control.

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IN WITNESS WHEREOF, the Parties have executed this Amendment to be effective as of the Effective Date.

MEMBERS LIFE INSURANCE COMPANY

By: /s/ David Sweitzer

Name: David Sweitzer

Title: Senior Vice President

COLUMBIA FUNDS VARIABLE SERIES TRUST II

By: /s/ Ryan C. Larrinage

Name: Ryan C. Larrinage

Title: Senior Vice President

COLUMBIA MANAGEMENT INVESTMENT ADVISERS, LLC

By: /s/ Ryan C. Larrinage

Name: Ryan C. Larrinage

Title: Vice President

COLUMBIA MANAGEMENT INVESTMENT DISTRIBUTORS, INC.

By: /s/ Ryan C. Larrinage

Name: Ryan C. Larrinage

Title: Vice President

Schedule A

CONTRACTS

MEMBERS Horizon
MEMBERS Horizon II